Exhibit 99.1

CONTACT:
John C. Wobensmith
President and Chief Financial Officer
Baltic Trading Limited
(646) 443-8555

Baltic Trading Limited Takes Delivery of Fifth Drybulk Vessel

Announces Plan to Sign Spot Market-Related Time Charter for Baltic Cougar

NEW YORK, May 28, 2010 – Baltic Trading Limited (NYSE: BALT), a drybulk company focused on the spot charter market, announced today that it has taken delivery of the Baltic Cougar, a 2009-built Supramax vessel. The Baltic Cougar is the fifth vessel to be delivered to the Company under agreements signed in February 2010 to acquire four 2009-built Supramax drybulk vessels from an unaffiliated third party as well as two Capesize newbuildings from another unaffiliated third party.  Baltic Trading Limited will receive $206,000 in compensation related to the previously announced delivery delay of the vessel.

The Company also announced that it has reached an agreement to enter into a spot market-related time charter for the Baltic Cougar with AMN Bulkcarriers Inc. for 11 to 13.5 months.   The rate for the spot market-related time charter will be based on 96% of the average of the daily rates of the Baltic Supramax Index (BSI), an index published by The Baltic Exchange reflecting the average freight rate for six major Supramax time charter routes, as reflected in daily published reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel.

The spot market-related time charter for the Baltic Cougar is expected to commence on or about July 28, 2010 following the expiration of the vessel's current time charter and is subject to the completion of definitive documentation. Until the commencement of the new charter, the vessel will be earning $19,750 per day under the time charter that was attached to the vessel at the time of purchase.

The following table reflects the current employment of Baltic Trading’s current fleet as well as the employment or other status of vessels expected to join Baltic Trading’s fleet:

Vessel	Year Built	Charterer	Charter Expiration(1)	Employment Structure	Expected Delivery (2)

Capesize Vessels
Baltic Bear	2010	Cargill International S.A.	April 2011	BCI linked (4)	Delivered
Baltic Wolf	2010(3)	Cargill International S.A.	11 to 13.5 months from delivery	BCI linked (4)	2H October 2010
Supramax Vessels
Baltic Leopard	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	BSI linked (5)	Delivered
Baltic Panther	2009	Oldendorff GMBH and Co. KG. Lubeck	March 2011	BSI linked (5)	Delivered
Baltic Jaguar	2009	Clipper Bulk Shipping N.V., Curacao	April 2011	BSI linked (5)	Delivered
Baltic Cougar	2009	AMN Bulkcarriers Inc.	July 2010 June 2011	19,750 BSI linked (6)	Delivered

(1)
The charter expiration dates presented represent the earliest dates that our charters may be terminated in the ordinary course.  Under the terms of each contract, the charterer is entitled to extend the time charters from two to four months in order to complete the vessel's final voyage plus any time the vessel has been off-hire.

(2)	Dates for vessels being delivered in the future are estimates based on guidance received from the sellers and/or the respective shipyards.
(3)	Year built for vessels being delivered in the future is an estimate based on guidance received from the sellers and the relevant shipyard.
(4)
Under the terms of the agreements, the rate for the spot market-related time charter will be based on the average of the daily rates of the Baltic Capesize Index (BCI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited.  Baltic Trading will not be responsible for voyage expenses, including fuel.

(5)
The rate for the spot market-related time charter will be based on 95% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel. Specifically for the Baltic Jaguar, the charterer will be able to deduct $5,000 from the average daily rates of the BSI for the first 50 days of charter since the vessel delivered to the charterer in Singapore-Japan range.

(6)
The Baltic Cougar is currently employed under a short term time charter for approximately 2.5 to 5.5 months at $19,750 per day less a 5% commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. We have also reached agreements to enter the vessel in a spot market-related time charter based on 96% of the average of the daily rates of the Baltic Supramax Index (BSI), as reflected in daily reports. Hire will be paid every 15 days in arrears net of a 5% brokerage commission, which includes the 1.25% commission payable to Genco Shipping & Trading Limited. Baltic Trading will not be responsible for voyage expenses, including fuel. The vessel is expected to commence the spot market-related time charter following the expiration of its current time charter on or about July 28, 2010.

About Baltic Trading Limited
Baltic Trading Limited is a drybulk company focused on the spot charter market. The Company transports iron ore, coal, grain, steel products and other drybulk cargoes along global shipping routes.  Baltic Trading Limited’s initial fleet consists of six drybulk vessels with an aggregate carrying capacity of approximately 566,000 dwt. The Company has taken delivery of five vessels to date, including one Capesize newbuilding and four 2009-built Supramax vessels. The Company expects to receive its sixth vessel, a Capesize newbuilding, in October 2010.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995
This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and observations. Included among the important factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this press release are the following: (i) the ability of Baltic Trading to complete its acquisition of its initial fleet of vessels; (ii) the completion of definitive documentation with respect to  charters; and other factors listed from time to time under “Risk Factors” and other sections of our public filings with the SEC including, without limitation, Baltic Trading’s registration statement on Form S-1 and reports on Form 10-Q and 8-K.

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